Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK ANNOUNCES PLAN TO RESIZE IN LINE WITH SMALLER
U.S. MARINE MARKET AND REDUCE FIXED COSTS BY $300 MILLION

LAKE FOREST, Ill., June 26, 2008 -- Brunswick Corporation (NYSE: BC) announced today a set of comprehensive actions to resize the company to improve profitability during the current downturn in the U.S. marine market, including actions to reduce its fixed-cost structure by $300 million versus 2007 spending levels.
“For the past several years, we have been implementing initiatives to fundamentally change our cost structure by reducing our manufacturing footprint, and leveraging purchases of common components and materials across our brands and operations,” explained Dustan E. McCoy, Brunswick’s chairman and chief executive officer.  “In addition, we have addressed the prolonged downturn in the U.S. marine market by continually reducing production rates throughout our marine businesses, divesting under-utilized assets, exiting or divesting certain businesses, eliminating discretionary spending and reducing headcount.  While these efforts have resulted in significant savings, the realities of the current U.S. marine market have caused us to step up the pace and magnitude of these efforts.”
“Retail unit sales of power boats in the United States have been in decline since late 2005; however, the rate of decline has been accelerating,” McCoy added.  “Industry retail unit sales were down 13 percent in the fourth quarter of 2007 and down 21 percent in the first quarter of 2008 compared with the respective year-ago quarters.  Further, these reductions were recorded off of an already low base. Total unit sales of power boats in the United States in 2007 were at their lowest in more than 40 years.”
“An uncertain economy, high fuel and food prices, slumping home sales and values, rising unemployment and other factors continue to erode U.S. consumers’ confidence and are reducing their ability and desire to purchase discretionary items such as boats, and billiards tables and fitness equipment for their homes,” McCoy explained.  “For our planning purposes, we are not assuming that these pressures will abate any time soon.  As a result, we are planning for an environment in which the U.S. marine market will be smaller in the near term, and we will resize our company accordingly.  Our objective is to thrive and prosper while the U.S. marine market remains under pressure and to outperform when we see a rebound in demand.”

Cost Savings Efforts
Brunswick stated that its $300 million cost savings target will be achieved in part by further shrinking its North American manufacturing footprint. The company plans to have 17 or fewer boat plants by the end of 2009, compared with the 29 it had in 2007.  This will require the closure of four plants in addition to eight plant closures already completed or announced.  Brunswick will also continue its efforts to reduce the complexity of its operations, including reducing the number of models and option packages, focusing on those that are popular and clearly resonate with consumers.  The company’s efforts also entail assessing the outlook for continued participation in certain market segments across its operations that may not offer opportunities to generate acceptable levels of profitability.
The company said it will further reduce costs by implementing a new matrix operating model that will more efficiently provide common support functions and administrative services across all Brunswick business units, lowering spending in all functional and operations activities, and reducing its work force.

Going Forward
“These obviously are hard decisions, dictated by a difficult economy that has both constricted and altered the U.S. marine market,” McCoy said.  “We have chosen to act now to recast and resize our operations with the objective of being profitable within a smaller marine market.  We are confident that these targeted savings and other changes are realistic and achievable, as well as necessary, to create a leaner organization that will be able to both prosper within these market conditions, as well as take advantage of any uptick in demand.”
“Our immediate focus remains on managing pipeline inventories at our marine dealers, as well as enhancing our solid liquidity at Brunswick,” McCoy said.  “We will continue to produce at rates below retail demand to lower pipeline inventories.  A reduction in production rates also results, unfortunately, in the need for fewer workers.”  The company said that it had notified employees today that it would be reducing its hourly and salaried work force at certain of its marine plants by 1,000.  Further work force reductions of approximately 1,000 hourly and 700 salaried employees across the company’s marine business units and staff functions are contemplated as additional plant closures and consolidations and other cost-cutting measures are completed.
 “Maintaining liquidity will continue to be a key priority in these uncertain times,” McCoy added.  “We are focusing on generating cash through good working capital management, paring inventories and discretionary spending.  Our balance sheet is solid, and we expect to generate positive cash flow benefits in 2008 by further reducing capital spending and from positive contributions from changes in working capital.”

Financial Effect
The company said that these actions are estimated to result in restructuring charges in the range of $200 million to $220 million pretax, which includes approximately $75 million of previously announced restructuring charges related to actions taken earlier this year.  The charges primarily consist of asset write-downs and asset impairments, including approximately $18 million relating to the Valley-Dynamo commercial pool table business; severance; and costs associated with manufacturing footprint changes.  The company estimates that 85 percent of these charges will be recorded in 2008, of which about 50 percent will be non-cash.  The company noted that $22 million of the restructuring charges had been recorded in the first quarter of 2008.

Conference Call Today
Brunswick will host a conference call today at 10 a.m. CDT to further discuss these actions. At that time, McCoy will be joined by Peter G. Leempuette, senior vice president and chief financial officer, and Kathryn J. Chieger, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call (888) 972-9341 (passcode: Brunswick).  Callers outside of North America should call +1 (212) 287-1618 to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT July 3, 2008, by calling 866-420-4829 or 203-369-0791.  The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the success of marketing and cost management programs; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the effect of weather conditions on demand for marine products and retail bowling center revenues; and the ability to successfully integrate aquisitions.  Additional factors are included in the company’s Annual Report on Form 10-K for 2007 and Quarterly Report on Form 10-Q for the quarter ended March 29, 2008.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Örnvik, Princecraft, Quicksilver, Rayglass, Savage, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.